Exhibit 6.15

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of February 5, 2021, by and among Basil Street Cafe, Inc., a Delaware corporation (the “Company”), the Purchasers initially listed on Attachment A attached to this Agreement (the “Initial Purchasers”) and any subsequent Purchasers who become party to this Agreement in connection with a Subsequent Closing (as defined below) (the “Subsequent Purchasers” and, together with the Initial Purchasers, the “Purchasers”).

The parties agree as follows:

1.          Purchase and Sale of Preferred Stock.

1.1          Sale and Issuance of Series A-3 Preferred Stock.

(a)          The Company has filed with the Secretary of State of the State of Delaware the Third Amended and Restated Certificate of Incorporation in the form of Attachment B attached to this Agreement (the “Certificate”).

(b)          Subject to the terms and conditions of this Agreement, each of the Initial Purchasers agrees to purchase at the Initial Closing and the Company agrees to sell and issue to each of the Initial Purchasers at the Initial Closing, that number of shares of Series A-3 Preferred Stock (the “Series A-3 Preferred Stock”), set forth opposite each Initial Purchaser’s name on Attachment A, at a purchase price of $2.0263 per share. The shares of Series A-3 Preferred Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.” The aggregate purchase price for the Shares shall be paid to the Company solely in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions for the Company set forth on Attachment C.

1.2          Closing; Delivery.

(a)          The initial purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at 12 p.m. Pacific Daylight Time, on the date of this Agreement, or at such other time and place as the Company has secured commitments from Initial Purchasers and the Company and the Initial Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”). In the event there is more than one closing (a “Subsequent Closing”), the term “Closing” shall apply to each such closing unless otherwise specified.

(b)          No physical stock certificates representing the Shares being acquired by such Purchasers at the Closing shall be issued by the Company and instead such Shares shall be evidenced solely by book-entries.

1.3          Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)          “Code” means the Internal Revenue Code of 1986, as amended.

(c)          “Commercial Automation” means Commercial Automation LLC.

(d)          “Commercial Automation Note” means that certain Convertible Promissory Note, dated on or around August 19, 2020, issued by the Company to Commercial Automation.

(e)          “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in to and under any of the foregoing, and any and all such cases that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(f)          “Current Investment Agreements” means, collectively, the Investors’ Rights Agreement, that certain Right of First Refusal and Co-Sale Agreement, dated as of February 7, 2020, by and among the Company and the stockholders of the Company party thereto, and the Voting Agreement.

(g)          “Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated as of February 7, 2020, by and among the Company and its stockholders party thereto

(h)          “Kenealy Family Trust” means the Deglin F. and Heather P. Kenealy Trust dated 10/23/1998.

(i)          “Kenealy Demand Notes” means, collectively, that certain Promissory Note, dated as of July 8, 2019, issued by the Company to Deglin Kenealy, and that certain Promissory Note, dated as of December 27, 2019, issued by the Company to Deglin Kenealy.

(j)          “Kenealy Notes” means, collectively, the Kenealy Demand Notes and that certain Promissory Note, dated as of December 13, 2018, issued by the Company to the Kenealy Family Trust.

(k)          “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of Deglin Kenealy.

(l)          “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(m)          “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n)          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(o)          “Transaction Agreements” means, collectively, this Agreement along with all other instruments, agreements, certificates and documents to be executed and delivered in connection with this Agreement by the applicable parties thereto, including amended and restated versions of the Current Investment Agreements.

(p)          “Voting Agreement” means that certain Amended and Restated Voting Agreement, dated as of March 27, 2020, by and among the Company and the stockholders of the Company party thereto.

2.          Representations and Warranties of the Company. Except as specifically set forth on the disclosure schedule attached hereto as Attachment D (the “Disclosure Schedule”), the Company hereby represents and warrants to each of the Purchasers that the following representations are true and complete as of the date of each Closing.

2.1          Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite power and authority to execute and deliver the Transaction Agreements, to sell and issue the Shares, and to carry out and perform its obligations under the terms of each of the Transaction Agreements.

2.2          Capitalization. Assuming the filing of the Certificate with and acceptance thereof by the Secretary of State of the State of Delaware, and effectiveness of the Certificate:

(a)          The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i)          16,328,000 shares of common stock, $0.01 par value per share (the “Common Stock”), 2,296,730 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable.

(ii)          8,840,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), 4,200,000 of which have been designated Series A-1 Preferred Stock, 2,410,000 of which have been designated Series A-2 Preferred Stock, and 2,230,000 of which have been designated Series A-3 Preferred Stock. All of the outstanding shares of Preferred Stock have been duly authorized, are fully paid and nonassessable. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate and as provided by the Delaware General Corporation Law.

(b)          The Company has reserved 1,252,097 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company’s 2016 Stock Plan duly adopted by the Board and approved by the Company’s stockholders (the “Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, 647,554 options to purchase shares have been granted and are outstanding, and 604,543 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

(c)          Attachment E sets forth the capitalization of the Company immediately following the Initial Closing including: (i) issued and outstanding Common Stock; (ii) granted stock options; (iii) shares of Common Stock reserved for future award grants under the Stock Plan; (iv) issued and outstanding Preferred Stock; and (v) warrants or stock purchase rights. There are no outstanding preemptive rights, options, warrants, conversion privileges or rights (including but not limited to rights of first refusal or similar rights), orally or in writing, to purchase or acquire any securities from the Company including, without limitation, any shares of Common Stock, or Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Preferred Stock, except for (x) the conversion privileges of the Shares to be issued under this Agreement pursuant to the terms of the Certificate, (y) the rights provided in the Investors’ Rights Agreement, and (z) the securities and rights described in Attachment E.

(d)          The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

2.3          Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4          Authorization. All corporate action required to be taken by the Board and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions may be limited by applicable laws.

2.5          Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchasers. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in Subsection 2.6 below, if any, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchasers. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Subsection 2.6 below, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6          Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate, which will have been filed as of the Initial Closing, and (ii) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.7          Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company or any officer or director of the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8          Intellectual Property. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others. To the Company’s Knowledge, no product or service proposed to be marketed or sold by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than commercially available software products under standard end-user object code license agreements and license agreements entered into by the Company in its ordinary course of business, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted. Subsection 2.8 of the Disclosure Schedule lists all registered Company Intellectual Property, and the Company is the sole owner of such registered Company Intellectual Property.

2.9          Employee Matters.

(a)          To the Company’s Knowledge, none of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s or consultant’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees and consultants of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or consultant is now obligated.

(b)          The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(c)          Subsection 2.9 of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

2.10          Employee Agreements. Each current and former employee and consultant of the Company has executed an agreement with the Company regarding confidentiality and proprietary information in the form or forms delivered to the Purchasers (the “Confidential Information Agreements”). No current or former employee or consultant has excluded any works or inventions from his or her assignment of inventions pursuant to such individual’s Confidential Information Agreement. The Company is not aware that any such employee or consultant is in violation of any agreement covered by this Subsection 2.10.

2.11          Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule. Neither the execution, delivery or performance of the Transaction Agreements by the Company nor the compliance with its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, nor the issuance, sale or delivery of the Shares will either with or without the passage of time and giving of notice:

(a)          violate any provision of the Certificate or Bylaws of the Company;

(b)          violate in any material respect any federal, state or local statute, law, rule or regulation or any judgment, decree, order, regulation or rule of any federal, state or local governmental authority (collectively, “Applicable Laws”) or any permit;

(c)          permit or cause the acceleration of the maturity of any obligation of the Company; or

(d)          violate or be in conflict with, constitute a default under, permit the termination of, require the consent of any party under or result in the creation or imposition of any lien upon any property of the Company under, any mortgage, indenture, loan agreement, note or any other agreement to which the Company is a party or by which the Company (or any of its properties) may be bound.

2.12          Taxes. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.13          Compliance with Laws. The Company has complied with and is not in violation of any Applicable Law, in any such case, the violation of which could, singularly or in the aggregate, have a Material Adverse Effect.

2.14          Offering. The Company has not, either directly or through any agent, offered any securities to or solicited any offers to acquire any securities from, or otherwise approached, negotiated or communicated in respect of any securities with, any Person in such a manner as to require the offer or sale of the Securities to be registered pursuant to the provisions of Section 5 of the Securities Act or the securities laws of any state. Neither the Company nor anyone acting on its behalf will take any action that would cause any such registration to be required (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances that might require the integration of such security with Shares under the Securities Act) which might subject the offering, issuance or sale of the Shares to the registration provisions of the Securities Act. Assuming the truth and accuracy of each of the Purchasers’ representations and warranties in Section 3 hereof, the issuance of the Shares is exempt from registration under the Securities Act. The Company has complied with all federal and state securities and blue sky laws in all issuances and purchases of its capital stock prior to the date hereof and has not violated any Applicable Law in making such issuances and purchases of its capital stock prior to the date hereof. Any notices required to be filed under federal and state securities and blue sky laws shall be filed on a timely basis.

2.15          Agreements; Actions.

(a)          Except for the Transaction Agreements, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of $10,000 per annum, or (ii) the license of any patent, copyright, trade mark, trade secret or other proprietary right to or from the Company, or (iii) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)          The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $10,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of this Subsection 2.15(b), all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)          The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.16          Transactions with Principals. Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of warrants or options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to Purchasers), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, or consultants, or any Affiliate thereof. No employee, Purchasers, officer or director of the Company nor any of his, her or its Affiliates or immediate family members:

(a)          is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable and customary expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board),

(b)          is or has been, directly or indirectly, a supplier, customer or creditor of, or has an existing contractual relationship with the Company or has a material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, or

(c)          has any direct or indirect ownership interest in any Person with which the Company has a material business relationship, or any Person that engages in an activity which is the same as, similar to or competitive with any activity or business in which the Company is now engaged, except that officers, directors, and employees of the Company may own a non-controlling interest in publicly traded companies that compete with the Company.

2.17          Property. The Company owns outright or leases, pursuant to enforceable lease agreements, all of its property and equipment used in its business. The Company has good and marketable title to all such property and equipment that are not leased, free and clear of any liens or encumbrances. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.18          Financial Statements. The Company has made available to each Purchasers its unaudited financial statements for the fiscal year ended December 31, 2018, the fiscal year ended December 31, 2019, and the nine month period ended September 30, 2020 (including balance sheet and income statement) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the latest Financial Statements (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

2.19          Insurance. The Company has in full force and effect insurance customary for the nature of its business.

2.20          Corporate Documents. The Certificate and Bylaws of the Company are in the form provided to the Purchasers. The copy of the minute books of the Company made available to the Purchasers if so requested contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes.

2.21          Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholders of the Company have entered into any agreements with respect to the voting of capital shares of the Company.

2.22          Changes. Since the date of the most recent Financial Statements, there has not been:

(a)          any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)          any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)          any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)          any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)          any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)          any material change in any compensation arrangement or agreement with any employee, officer, director or stockholders;

(g)          any resignation or termination of employment of any senior executive officer of the Company;

(h)          any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)          any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)          any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)          any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect; receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(l)          to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(m)          any arrangement or commitment by the Company to do any of the things described in this Subsection 2.22.

3.          Representations and Warranties of the Purchasers. Each of the Purchasers hereby represents and warrants to the Company that:

3.1          Authorization. Such Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2          Purchase Entirely for Own Account. This Agreement is made with the Purchasers in reliance upon each Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Shares to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each of the Purchasers further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. Each of the Purchasers further represents and warrants that it has not been formed for the specific purpose of acquiring the Shares.

3.3          Disclosure of Information. Each of the Purchasers represents and warrants that such Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4          Restricted Securities. Each of the Purchasers understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchasers’ representations as expressed herein. Each of the Purchasers understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchasers must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Each of the Purchasers acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. Each of the Purchasers further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchasers’ control, and which the Company is under no obligation and may not be able to satisfy. Each of the Purchasers understands that this offering is not intended to be part of any public offering, and that the Purchasers will not be able to rely on the protection of Section 11 of the Securities Act.

3.5          No Public Market. Each of the Purchasers understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6          Legends. Each of the Purchasers understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)          “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b)          Any legend set forth in, or required by, the other Transaction Agreements.

(c)          Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7          Accredited Investor. Each of the Purchasers is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8          Financial Status. Each of the Purchasers, either alone or with such Purchaser’s professional advisors who are unaffiliated with, have no equity interest in and are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect such Purchaser’s own interests in connection with such Purchaser’s proposed investment in the Shares.

3.9          No General Solicitation. Neither any of the Purchasers, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10          Exculpation Among Purchasers. Each of the Purchasers acknowledges that it is not relying upon any Person (including without limitation any of the other Purchasers), other than the Company, in making its investment or decision to invest in the Company. Each of the Purchasers agrees that neither any other Purchaser nor any affiliate, director, officer, partner, employee or agent of any other Purchaser shall be liable to such Purchaser for any action previously taken or omitted to be taken by any of them in connection with such Purchaser’s purchase of Shares hereunder.

3.11          Compliance with Follow-On Offering. Each of the Purchasers hereby agrees, understands and acknowledges that the transactions contemplated by this Agreement fulfil in all aspects the Company’s obligations pursuant to Section 5.3 of the Investors’ Rights Agreement and, notwithstanding anything else herein or therein, waive any claims or causes of action, whether known or unknown, and releases each of the Company, its officers, directors and employees of any claims or causes of action, regarding any non-performance by the Company of Section 5.3 of the Investors’ Rights Agreement.

4.          Conditions to the Purchasers’ Obligations at Closing. The obligations of each of the Purchasers to acquire Shares at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1          Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of the Closing.

4.2          Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

4.4          Update of Current Investment Agreements. The written consent of the stockholders of the Company required to amend each of the Current Investment Agreements to update where applicable references to the Preferred Stock of the Company to reflect the Series A-3 Preferred Stock shall have been obtained and remains in full force and effect.

4.5          Certificate. The Company shall have filed the Certificate with the Secretary of State of Delaware on or prior to the Initial Closing, which shall continue to be in full force and effect as of the Closing.

4.6          Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each of the Purchasers, and each of the Purchasers (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.7          No Actions or Proceedings. No action, suit or proceeding by or before any court, agency or other governmental body shall have been asserted, instituted or threatened by any party to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

5.          Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchasers at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1          Representations and Warranties. The representations and warranties of each Purchasers contained in Section 3 shall be true and correct in all respects as of the Closing.

5.2          Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

5.3          Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4          Update of Current Investment Agreements. The written consent of the stockholders of the Company required to amend each of the Current Investment Agreements to update where applicable references to the Preferred Stock of the Company to reflect the Series A-3 Preferred Stock shall have been obtained and remains in full force and effect.

6.          Covenants.

6.1          Expenses. Each party shall be responsible for their own costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby.

6.2          Reserve for Conversion Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Shares, as applicable, from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Shares, or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or governmental or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Shares.

6.3          Further Assurances. The Company will cure promptly any defects in the creation and issuance of the Shares, and in the execution and delivery of the Agreements. The Company, at its expense, will execute and deliver promptly to each Purchasers upon request all such other and further documents, agreements and instruments in compliance with or pursuant to its covenants and agreements herein, and will make any recordings, file any notices and obtain any consents as may be necessary or appropriate in connection therewith.

6.4          Securities Filings. The Company will file on a timely basis all notices of sale required to be filed with the Securities and Exchange Commission pursuant to Regulation D under the Securities Act and under applicable state securities laws with respect to the transactions contemplated by this Agreement.

6.5          Use of Proceeds. Except as set forth in Section 6.5 of the Disclosure Schedule, the Company will use the proceeds from the issuance and sale of the Shares for general working capital needs. No proceeds shall be used to repay prior investor or founder contributions, or for accrued compensation.

7.          Miscellaneous.

7.1          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2          Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

7.3          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Attachment A hereto, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.5. If notice is given to the Company, a copy shall also be sent to O’Melveny & Myers LLP, 1999 Avenue of the Stars, 8th Floor, Century City, California 90067, Attention: T. Hale Boggs (e-mail: hboggs@omm.com).

7.6          No Finder’s Fees. The Company warrants that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless each of the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible. Each of the Purchasers warrants that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each of the Purchasers agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchasers or any of its officers, employees, or representatives is responsible.

7.7          Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.8          Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of a majority of then-outstanding Shares. Any amendment or waiver effected in accordance with this Subsection 7.8 shall be binding upon the Purchasers and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company. Notwithstanding the foregoing, this Agreement may be amended by the Company solely to provide for the sale of Shares to Subsequent Purchasers at a Subsequent Closing, as contemplated above, and Attachment A to this Agreement may be amended in connection therewith, without the consent of the Purchasers. Notwithstanding anything to the contrary contained in this Agreement, each Purchaser shall only have the right to obtain a version of Attachment A that contains the information to be set forth thereon for all Purchasers in a summary format that includes only the total aggregate number of the Shares purchased by, and issued to, Purchasers hereunder and the total aggregate consideration for such Shares and no information shall be provided to any Purchaser on an individual Purchaser basis.

7.9          Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.10          Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.11          Entire Agreement. This Agreement (including the attachments hereto), the Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

7.12          Waiver of Conflicts. Each party to this Agreement acknowledges that O’Melveny & Myers LLP (“OMM”), outside counsel to the Company, may have in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the “Financing”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that OMM inform the parties hereunder of this representation and obtain their consent. OMM has served as outside counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, OMM has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to OMM’s representation of the Company in the Financing.

7.13          Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

7.14          Acknowledgment of Commercial Automation. Commercial Automation, a Purchaser hereunder, hereby agrees, acknowledges and understands that in accordance with the terms and conditions of the Commercial Automation Note, 50% percent of the principal and interest accrued thereunder as of the date hereof is automatically being converted into that number of Shares set forth opposite its name on Attachment A hereto and is acquiring the Shares hereunder in connection with such conversion in lieu of cash payment which the Company confirms. Furthermore, Commercial Automation hereby waives any payment of the remaining balance of the Commercial Automation Note as of the date hereof, provided that such balance shall be paid, without any further interest accrued thereon or any penalties or additional fees (the “Deferred Payment”), in full or in installments and at such time and on such schedule as mutually agreed upon between the Company and Commercial Automation and subject to any restrictions upon the Company making such Deferred Payment. Except as provided for in the immediately preceding sentence, Commercial Automation hereby agrees that the Commercial Automation Note is terminated in its entirety and no longer in effect and hereby releases the Company from, and waives, any and all claims related to the Commercial Automation Note that such it may have against the Company or any of its directors, officers, employees or other representatives except for any claim for the Deferred Payment.

7.15          Acknowledgment of Deglin Kenealy and the Kenealy Family Trust. Deglin Kenealy the Kenealy Family Trust, each a Purchaser hereunder, hereby agree, acknowledge and understand that in accordance with the terms and conditions of the Kenealy Notes, the principal and interest accrued thereunder as of the date hereof is automatically being converted into that number of Shares set forth opposite Kenealy Family Trust’s name on Attachment A hereto and Kenealy Family Trust is acquiring the Shares hereunder in connection with such conversion in lieu of cash payment which the Company confirms. Deglin Kenealy hereby agrees, acknowledges and understands that the Kenealy Demand Notes are being converted into Shares, which shall be held by the Kenealy Family Trust, and such Shares are included and aggregated with the Shares of the Kenealy Family Trust, and such aggregated number of Shares is represented on Attachment A hereto. Each of Deglin Kenealy and the Kenealy Family Trust hereby agree that the Kenealy Notes are each terminated in their entirety and no longer in effect and hereby releases the Company from, and waives, any and all claims related to the Kenealy Notes that either Deglin Kenealy or the Kenealy Family Trust may have against the Company or any of its directors, officers, employees or other representatives.

[Intentionally Blank—Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Preferred Stock Purchase Agreement as of the date first written above.

“Company”

Basil Street Cafe, Inc.,
a Delaware corporation

By:	/s/ Deglin Kenealy
Name:	Deglin Kenealy
Title:	Chief Executive Officer

“Purchasers”

See each Purchaser’s Signature Page to Preferred Stock Purchase Agreement attached hereto, together with Attachment A.

Confidential.

The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.